Exhibit (b)(1)

[LETTERHEAD OF INVESTCORP/(212) VENTURES TECHNOLOGY FUND I, L.P.]

September 19, 2003

Re:    the Merger Agreement specified below

Viesta Corporation

c/o Gibson, Dunn & Crutcher LLP

333 S. Grand Avenue

Los Angeles, CA 90071

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of September 19, 2003 among Viesta Corporation, a Delaware corporation (“Parent”), Viesta Acquisition Corp., a Georgia corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and Viewlocity, Inc., a Georgia corporation (the “Company”). Capitalized terms used in this letter agreement without definition shall have the meanings ascribed to such terms in the Merger Agreement. Investcorp/(212) Ventures Technology Fund I, L.P., a Delaware limited partnership (“Investcorp”) and Parent hereby agrees as follows:

1.    Equity Commitment.

Subject in all respects to the satisfaction of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 5.01 of the Merger Agreement (or the waiver to the extent permitted by the Merger Agreement by Parent, but only after having obtained Investcorp’s prior written consent for any such waiver), Investcorp hereby agrees to invest at least $7,000,000 in the aggregate (such amount, the “Commitment Amount”) in shares of the Series A Participating Preferred Stock, par value $0.01 per share, of Parent, which shall have the rights, preferences and privileges set forth in the form of Amended and Restated Certificate of Incorporation of Parent attached hereto as Exhibit A.

2.    No Third Party Liability; Limitations on Liability.

(a)    Notwithstanding anything that may be deemed to the contrary in this letter agreement or otherwise (whether express or implied), Investcorp is the only Person who shall have any obligation under this letter agreement, and no recourse shall be had in respect to the Commitment Amount or any other obligation hereunder, and no personal liability shall be imposed in respect of the Commitment Amount or any other obligation hereunder, on any other Person (including, but not limited to any Affiliates of Investcorp or any current or future officer, director, agent, employee, general or limited partner, member or other investor of Investcorp or of those Affiliates), whether by the enforcement of any assessment or by any legal or equitable proceeding or by virtue of any statute, regulation, common law or other applicable law, or otherwise.

(b)    NOTWITHSTANDING ANYTHING ELSE IN THIS LETTER AGREEMENT OR THE MERGER AGREEMENT THAT MAY BE DEEMED CONTRARY, IN NO EVENT SHALL ANY PARTY TO THIS LETTER AGREEMENT BE LIABLE IN RESPECT OF THIS LETTER AGREEMENT FOR ANY PUNITIVE OR EXEMPLARY DAMAGES OR ANY CONSEQUENTIAL

DAMAGES, OTHER THAN THOSE CONSEQUENTIAL DAMAGES THAT WERE REASONABLY FORESEEABLE AS OF THE DATE OF THIS LETTER AGREEMENT (BUT EXCLUDING, IN ALL CASES, DAMAGES IN THE FORM OF GOODWILL, LOST FUTURE PROFITS AND LOST CUSTOMERS.), AND, IN ANY EVENT, AND WITHOUT LIMITING THE FOREGOING, IN NO EVENT SHALL INVESTCORP (AND/OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, INVESTORS OR PARTNERS) BE LIABLE UNDER ANY CIRCUMSTANCES TO ANY PARTY IN AN AMOUNT IN EXCESS OF THE COMMITMENT AMOUNT.

3.    Miscellaneous.

(a)    This letter agreement (i) may be executed in two or more counterparts (and may be delivered by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and (ii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)    Nothing express or implied is intended to or shall confer upon any other Person any other right, benefit or remedy of any nature whatsoever relating to, under or by reason of this letter agreement.

(c)    This letter agreement and all claims arising hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. Any claim arising under this letter agreement shall be brought exclusively in the state or federal courts sitting in Delaware, and such courts are agreed to be a convenient forum for those claims. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(d)    This letter agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior written and oral agreements and understandings of the parties with respect thereto.

If the foregoing accurately reflects the agreement of the parties to this letter agreement, please execute and deliver this letter agreement in the space indicate below.

Very truly yours,

INVESTCORP/(212) VENTURES TECHNOLOGY FUND I, L.P.

By:	Technology Ventures Limited, a Cayman Islands corporation

By:	/s/ MAHMOOD AL ARADI

Name: Mahmood Al Aradi Title: Authorized Representative

Accepted and agreed as

of the date of this letter agreement:

VIESTA CORPORATION, a Delaware

corporation

By:	/s/ ALEX GUIRA

Name: Alex Guira Title: Chief Executive Officer

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